Exhibit 99.1

SITO Mobile Announces Preliminary Media Placement Revenue Results for 4th Quarter

JERSEY CITY, N.J., January 3, 2017 (GLOBE NEWSWIRE) -- SITO Mobile Ltd. (NASDAQ: SITO), a leading mobile engagement platform provider, announced today that preliminary media placement revenue for the quarter ending December 31, 2016, is expected to be in the range of $7.3 -$7.6 million. SITO is scheduled to report its 4th quarter and full year results on March 28, 2017.

SITO Mobile’s 4th quarter was negatively affected this year by restrained advertising spending during a period of heightened and elongated media focus on this year’s U.S. election.

Commenting on the quarter, Jerry Hug, SITO Mobile’s CEO, said, “We are disappointed that Q4 ad revenue fell below our expectations after a very good year overall.  We clearly underestimated the effects of this year’s election on our clients’ campaign spending. Leading into the quarter, we saw seemingly normal activity levels and then revenue dropped off dramatically during the election window. Revenue and bookings activity picked back up again in December.  We continue to win new business and retain our valued customer relationships by leveraging SITO’s effective and efficient location-based targeting in combination with fully transparent, real-time insights into marketers’ campaigns. Additionally, we look forward to introducing syndicated recurring data deals in 2017 to mitigate the variability of our financial performance.”

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty and ultimately sales. For more information, visit www.sitomobile.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our reliance on brand owners and wireless carriers, the possible need for additional capital as well as other risks identified in our filings with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Investor Relations:

Joseph Wilkinson

SVP Investor Relations

Joseph.Wilkinson@sitomobile.com

Media Relations:

Alexandra Levy
Silicon Alley Media
alex@siliconalley-media.com

SOURCE SITO Mobile

RELATED LINKS
http://www.sitomobile.com